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                                          DEANNE OSGOOD, FSA, MAAA
                                          Vice President & Director of
                                          Individual Annuity Product Management



April 6, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:   HARTFORD LIFE INSURANCE COMPANY SEPARATE ACCOUNT FIVE
      FILE NO. 333-52645

Dear Sir/Madam:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain modified single premium variable life insurance policy (the "Policy") that will be offered and sold by Hartford Life Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in The Statement of Additional Information included as a part of such Form S-6 Registration Statement.

Very truly yours,

/s/ Deanne Osgood

Deanne Osgood, FSA, MAAA
Vice President & Director of Individual Annuity Product Management